Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, James L. Davis, Davis and Associates, Inc. and the Davis & Associates, Inc. 401K PSP, each individually agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Common Stock of ProUroCare Medical, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated:  February 23, 2009

/s/James L. Davis		Davis and Associates, Inc.
James L. Davis
		By:	/s/James L. Davis
Name: James L. Davis
The Davis & Associates, Inc. 401K PSP		Title: President

By:	/s/James L. Davis
Name: James L. Davis
Title: Trustee